Pulse Biosciences Announces $30 Million Private Placement

HAYWARD, Calif.--(BUSINESS WIRE)--September 25, 2017-- Pulse Biosciences, Inc. (Nasdaq: PLSE), a medical technology company developing a proprietary therapeutic tissue treatment based on its Nano-Pulse Stimulation (NPS) platform, today announced that it has entered into  a stock purchase agreement with Robert W. Duggan, an accredited investor and experienced life sciences executive, for the purchase of 2,000,000 shares of the Company’s common stock at a price of $15.02 per share, the last reported sale price of the Company’s common stock on the immediately preceding trading day, September 22, 2017. The private placement is expected to yield gross proceeds of $30,040,000.

Robert W. Duggan, a current shareholder of the Company and the former Chairman and CEO of Pharmacyclics Inc. (now Pharmacyclics LLC, a wholly-owned subsidiary of AbbVie Inc.), was the sole investor in the private placement. “I am very pleased with both the operational progress made during the past year, as well as the expanding potential of the Company’s Nano-Pulse Stimulation technology,” commented Mr. Duggan.

“We are excited to have the continued strong support from an experienced life sciences executive and investor of Bob’s caliber,” said Darrin Uecker, Pulse Biosciences’ President and Chief Executive Officer. “The additional capital raised in this financing affords us the opportunity to accelerate our efforts to bring our novel NPS technology to the clinic for the benefit of patients.”

The private placement being announced today represents the third financing in the last 16 months, commencing with the Company’s May 2016 IPO, in which $23 million was raised at $4.00 per share, and following the February 2017 $5 million private placement at $6.10 per share.  Pursuant to the terms of the stock purchase agreement, the Company has agreed to file a statement to register resale of the shares in 2018.  No warrants were provided, or other discounts afforded, to the investor, and the private placement is being facilitated directly by the Company. As such, no investment banking or placement fees are being incurred. The private placement is expected to close on or about September 25, 2017, subject to the satisfaction of customary closing conditions.

This announcement is neither an offer to sell nor a solicitation to buy the foregoing securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The shares of common stock have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About Pulse Biosciences

Pulse Biosciences is a medical technology company developing a therapeutic tissue treatment platform based on Nano-Pulse Stimulation, a proprietary cell signaling technology. Nano-Pulse Stimulation is a non-thermal, precise, focal drug-free tissue treatment technology that directly affects the cell membrane and intracellular structures to stimulate unique behaviors in cells. NPS can initiate a cell death process that allows for the treatment of tissue cells with minimal inflammatory response which improves healing outcomes and supports the replacement of treated tissue cells with healthy tissue cells. In cancerous lesions, NPS has been shown in preclinical models to induce immunogenic cell death (ICD) exposing the unique antigens of the treated cells to the immune system, resulting in the generation of cytotoxic T-cells and the mounting of an adaptive immune response targeted against those cells. Pulse Biosciences is investigating a variety of applications for its technology that exploits the technology’s unique biologic effect, including immuno-oncology, dermatology, and veterinary medicine. More information is available at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding regulatory clearance, the mechanism of action of NPS treatments, planned future clinical trials, and other matters related to its pipeline of product candidates and other future events, including the closing of the private placement, estimated transaction expenses and the registration of the shares issued in the private placement. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Investors:

Pulse Biosciences, Inc.

Brian Dow

Sr. Vice President and Chief Financial Officer

IR@pulsebiosciences.com

or

The Trout Group

Mike Zanoni, 646-378-2924

mzanoni@troutgroup.com

or

Media:

Sam Brown, Inc.

Christy Curran, 615-414-8668

christycurran@sambrown.com